Exhibit 99.1
For More Information, Contact:

John Neale	Laurie Berman/Rob Whetstone
QAD Senior Vice President and Treasurer	PondelWilkinson Inc.
805.566.5117	310.279.5980
investor@qad.com	investor@pondel.com
QAD ANNOUNCES FISCAL 2010 THIRD QUARTER FINANCIAL RESULTS
SANTA BARBARA, Calif. — November 24, 2009 — QAD Inc. (Nasdaq: QADI), a global provider of enterprise software and services, today reported financial results for the fiscal 2010 third quarter ended October 31, 2009.
Total revenue equaled $56.2 million for the fiscal 2010 third quarter, compared with $67.8 million for the same period last year and $51.3 million for the fiscal 2010 second quarter. License revenue equaled $8.4 million, versus $13.1 million for the fiscal 2009 third quarter and $6.7 million for the fiscal 2010 second quarter. Maintenance and other revenue totaled $33.8 million, compared with $32.7 million for the third quarter of fiscal 2009 and $32.1 million for the second quarter of fiscal 2010. Services revenue was $14.1 million, versus $22.0 million for last year’s fiscal third quarter and $12.5 million for the prior sequential quarter.
Net income for the fiscal 2010 third quarter was $4.8 million, or $0.15 per fully diluted share, including stock compensation expense of $0.03 per fully diluted share net of tax. In the fiscal 2009 third quarter, the company reported a net loss of $1.8 million, or $0.06 per share, including stock compensation expense of $0.03 per fully diluted share net of tax.
“We are successfully managing our business through this tough economic environment,” said Karl Lopker chief executive officer of QAD. “Continued prudent expense management contributed to an increased cash balance year-to-date, as well as meaningful profitability in the recent quarter. While many global economic indicators are still mixed, some of our customers are starting to show increased confidence. As signs of a global recovery begin to emerge, we believe we are well positioned to take advantage of improvements in the manufacturing sector, and look forward to continuing to work closely with our customers as their businesses grow.”
Gross margin for the fiscal 2010 third quarter was 60 percent, compared with 54 percent for the fiscal 2009 third quarter, mainly reflecting a change in revenue mix.
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QAD Inc.
2-2-2
Total operating expenses were $28.1 million, or 50 percent of total revenue, for the fiscal 2010 third quarter, versus $37.1 million, or 55 percent of total revenue, for the third quarter of fiscal 2009.
Operating income for the fiscal 2010 third quarter totaled $5.6 million, including $1.2 million in stock compensation expense, compared with an operating loss of $533,000, including $1.3 million in stock compensation expense, for the third quarter of the prior fiscal year.
For the first nine months of fiscal 2010, revenue totaled $162.5 million, versus $204.1 million for the first nine months of fiscal 2009. Net income for the fiscal 2010 year-to-date period was $0.7 million, or $0.02 per fully diluted share, including stock compensation expense of $0.08 per fully diluted share net of tax. This compares with a net loss of $4.0 million, or $0.13 per share, for the fiscal 2009 year-to-date period including stock compensation expense of $0.10 per fully diluted share net of tax.
QAD’s cash and cash equivalents balance at October 31, 2009 grew to $43.7 million, compared with $31.5 million at January 31, 2009. Cash flow provided by operations was $3.3 million for the third quarter of fiscal 2010, versus $2.5 million for the third quarter of fiscal 2009. For the first nine months of fiscal 2010, cash flow provided by operations was $15.6 million, compared with $9.6 million in the prior year period.
Fiscal 2010 Third Quarter Highlights:
•	Received orders from 15 customers representing more than $500,000 each in combined license, support and services billings, including six orders in excess of $1.0 million;
•	Received license orders from companies across QAD’s six vertical markets including, among others: Coca-Cola Enterprises; Gemalto; GS Yuasa Corporation; Groupe Danone; Halberg Emboutissage et Mécanisme; Hubbell Inc.; International Paper; Invacare France Operations SAS, SADAFCO; and Tower Automotive.
•	QAD Enterprise Applications 2009.1 is the latest release of QAD’s Enterprise Suite, featuring significant new functionality and usability enhancements in the areas of Customer Relationship Management, Visual Scheduling, Operational Metrics, User Interface, Business Reporting and Forms Management and Enterprise Asset Management.
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QAD Inc.
3-3-3
Business Outlook
For the fiscal 2010 fourth quarter, the company currently expects total revenue of approximately $57 million, and profit of about $0.13 per fully diluted share. For the fiscal 2010 full year, the company currently expects total revenue of approximately $220 million and profit of about $0.15 per fully diluted share.
Investor Conference Call
QAD management will host an investor conference call today at 2:00 p.m. PT (5:00 p.m. ET) to review the company’s financial results and operations for the fiscal 2010 third quarter. The conference call will be webcast live and is accessible through the investor relations section of QAD’s Web site at www.qad.com, where it will be available for approximately one year.
About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies specializing in automotive, consumer products, electronics, food and beverage, industrial and life science products. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. For more information about QAD, telephone +1 805-566-6000, or visit the QAD Web site at www.qad.com.
“QAD” is a registered trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.
Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2009 ended January 31, 2009.
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QAD Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2009	2008	2009	2008
Revenue:
License fees	$8,409	$13,055	$21,318	$36,448
Maintenance and other	33,779	32,687	98,732	101,341
Services	14,052	22,025	42,498	66,329

Total revenue	56,240	67,767	162,548	204,118
Cost of revenue:
Cost of license fees	1,813	2,689	5,351	7,474
Cost of maintenance, service and other revenue	20,719	28,548	65,179	86,200

Total cost of revenue	22,532	31,237	70,530	93,674

Gross profit	33,708	36,530	92,018	110,444
Operating expenses:
Sales and marketing	12,168	17,825	38,731	55,938
Research and development	8,678	10,794	28,349	33,165
General and administrative	7,101	8,260	23,492	25,180
Amortization of intangibles from acquisitions	121	184	468	559

Total operating expenses	28,068	37,063	91,040	114,842

Operating income (loss)	5,640	(533)	978	(4,398)
Other (income) expense:
Interest income	(132)	(366)	(440)	(1,213)
Interest expense	321	309	948	948
Other (income) expense, net	(511)	20	(609)	456

Total other (income) expense	(322)	(37)	(101)	191

Income (loss) before income taxes	5,962	(496)	1,079	(4,589)
Income tax expense (benefit)	1,208	1,325	415	(605)

Net income (loss)	$4,754	$(1,821)	$664	$(3,984)

Basic net income (loss) per share	$0.15	$(0.06)	$0.02	$(0.13)
Diluted net income (loss) per share	$0.15	$(0.06)	$0.02	$(0.13)

Basic weighted shares	31,120	30,671	30,925	30,656
Diluted weighted shares	32,429	30,671	31,901	30,656

QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	October 31,	January 31,
	2009	2009
Assets
Current assets:
Cash and equivalents	$43,727	$31,467
Accounts receivable, net	40,225	70,954
Other current assets	18,780	19,164

Total current assets	102,732	121,585

Property and equipment, net	38,575	41,438
Capitalized software costs, net	3,054	5,699
Goodwill	6,338	6,237
Other assets, net	18,035	18,786

Total assets	$168,734	$193,745

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$280	$266
Accounts payable and other current liabilities	30,964	43,575
Deferred revenue	68,665	81,392

Total current liabilities	99,909	125,233

Long-term debt	16,511	16,717
Other liabilities	4,395	4,324

Stockholders’ equity:
Common stock	35	35
Additional paid-in capital	142,446	139,930
Treasury stock	(33,031)	(36,614)
Accumulated deficit	(52,050)	(49,103)
Accumulated other comprehensive loss	(9,481)	(6,777)

Total stockholders’ equity	47,919	47,471

Total liabilities and stockholders’ equity	$168,734	$193,745

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Nine Months Ended
	October 31,
	2009	2008

Net cash provided by operating activities	$15,604	$9,606

Cash flows from investing activities:
Purchase of property and equipment	(645)	(4,810)
Capitalized software costs	(314)	(821)
Acquisitions of businesses, net of cash acquired	(14)	(6,235)
Proceeds from sale of marketable securities	—	275
Proceeds from sale of property and equipment	41	3

Net cash used in investing activities	(932)	(11,588)

Cash flows from financing activities:
Repayments of debt	(192)	(221)
Proceeds from issuance of common stock	56	456
Changes in book overdraft	(2,476)	(1,015)
Repurchase of common stock	—	(2,219)
Dividends paid	(1,227)	(2,300)

Net cash used in financing activities	(3,839)	(5,299)

Effect of exchange rates on cash and equivalents	1,427	(2,104)

Net increase (decrease) in cash and equivalents	12,260	(9,385)
Cash and equivalents at beginning of period	31,467	45,613

Cash and equivalents at end of period	$43,727	$36,228